EXHIBIT 10.5



                MANAGEMENT CONTINUITY AGREEMENT


   THIS MANAGEMENT CONTINUITY AGREEMENT, previously referred to as an "Executive Protection Agreement" (the "Agreement") between General Mills, Inc., a Delaware corporation (the
"Corporation"), and <name of officer> (the "Executive"), originally entered into as of June 24, 1986 (the "date hereof") is hereby amended as of April 24, 1989.

                          WITNESSETH:

   WHEREAS, the Corporation wishes to attract and retain well-qualified executive and key personnel and to assure both itself and the Executive of continuity of management in the event of any Change of Control (as defined in Section 2) of the Corporation;

   NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Corporation and the Executive as follows:

   1.  Operation of Agreement.  The "Effective Date" of this
Agreement shall be the date during the Contract Period (as defined in Section 3) on which a Change of Control occurs.

   2. Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean an event during the Contract Period required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a "Change of Control" shall be deemed to have occurred if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; or (ii) individuals who constitute the Board of Directors of the Corporation as of the date hereof (the "Incumbent Board") cease for any reason to constitute at least two-thirds thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be, for purposes of this clause (ii), considered as though such persons were a member of the Incumbent Board.

   3. Contract Period. The "Contract Period" is the period commencing on the date hereof and ending on the earlier to occur of (i) the second anniversary of such date, or (ii) the first day of the month next following the Executive's 65th birthday; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (the date one year after the date hereof, and each annual anniversary of such date, is hereinafter referred to as the "Renewal Date"), the Contract Period shall be automatically extended so as to terminate on the earlier of (i) two years from such Renewal Date or (ii) the first day of the month next following the Executive's 65th birthday, unless at least 60 days prior to the Renewal Date the Corporation shall give notice that the Contract Period shall not be so extended subject however that any failure of the Corporation to extend the Contract Period shall not limit or reduce in any manner the rights and benefits of the Executive contained in this Agreement if a Change of Control has occurred during a Contract Period and, in such event, the rights and benefits of the Executive shall continue in full force and effect notwithstanding that a Contract Period may have ended.

   4.  Certain Definitions.

       (a) Cause. The Executive's employment may be terminated for Cause if a majority of the Board of Directors, after the Executive shall have been afforded a reasonable opportunity to appear in person before the Board of Directors and to present such evidence as the Executive deems appropriate, determines that Cause exists. For purposes of this Agreement, "Cause" means (i) an act or acts of fraud or misappropriation on the Executive's part which result in or are intended to result in his personal enrichment at the expense of the Corporation, (ii) conviction of a felony, or (iii) a physical or mental disability which materially interferes with the capacity of the Executive in fulfilling his or her responsibilities and which will qualify the Executive for disability benefits from a company-sponsored plan.

       (b) Good Reason.  For purposes of this Agreement, "Good
Reason" means

          (i) without the express written consent of the Executive (A) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive's position, authority or responsibilities as in effect during the 90-day period immediately preceding the Effective Date of this Agreement, or (B) any other substantial adverse change in such position (including titles), authority, or responsibilities;

         (ii) any failure by the Corporation to furnish the Executive with compensation and benefits at a level equal to or exceeding those received by the Executive from the Corporation during the 90-day period preceding the Effective Date of this Agreement, including a failure by the Corporation to maintain its policy of paying retirement and supplemental savings plan benefits which would be payable under the General Mills Retirement Plan but for the limits imposed by the Employee Retirement Income Security Act of 1974, as may be amended ("ERISA"), other than an insubstantial and inadvertent failure remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

        (iii) the Corporation's requiring the Executive to be based or to perform services at any office or location other than that at which the Executive is based at the Effective Date of this Agreement, except for travel reasonably required in the performance of the Executive's responsibilities;

         (iv) any failure by the Corporation to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 10(b); or

          (v) any failure by the Corporation to deposit amounts which may become payable to the Executive to the Trustee as contemplated by Section 8.

   For purposes of this Section 4(b), any determination of "Good Reason" made by the Executive shall be conclusive.

       (c) Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Good Reason or otherwise shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relief upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated (provided, however, that any Notice of Termination given by (i) the Executive at least six months but no more than two years after the Effective Date, or
(ii) by the Corporation more than two years after the Effective Date, need not set forth any such basis for termination) and
(iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).

       (d) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.

   5.  Obligations of the Corporation upon Termination.

       (a) Good Reason and other than for Cause Subject to the limitations of Section 5(c), if:

          (i) within two years after the Effective Date of this Agreement, the Corporation shall terminate the Executive's employment for any reason other than for Cause; or

         (ii) at least six months but no more than two years after the Effective Date of this Agreement, the Executive shall terminate employment for any reason in his sole discretion; or

        (iii) within two years after the Effective Date of this Agreement, the Executive shall terminate his employment for Good Reason:

            (I)     the Corporation shall pay to the
          Executive in a lump sum in cash within 20 days after the Date of Termination the aggregate of the amounts determined pursuant to the following clauses (A), (B) and (C) inclusive plus the continuation of the benefits specified in Clause (D), as follows:

            (A)  if not theretofore paid, the
            Executive's Base Salary through the
            Date of Termination at the rate in
            effect at the time the Notice of
            Termination was given, plus a bonus,
            determined in accordance with the
            provisions of the following clause
            (B)(ii), for that fraction of the
            fiscal year completed as of the date
            the Notice of Termination was given;
            and

            (B)  three times the sum of (i) the
            Executive's annual base salary at the
            rate in effect at the time the Notice
            of Termination was given and (ii) an
            amount equal to the highest bonus paid
            to the Executive in any of the
            preceding three fiscal years; and

            (C)  In the event that the Executive
            becomes entitled to any or all of the
            specified payments under clauses (A),
            (B) or (D) of this Section 5(a)(I) or
            under Section 5(b), if any of such
            payments or benefits will be subject to
            the tax imposed by section 4999 of the
            Internal Revenue Code of 1986, as may
            be amended (the "Code"), and/or any
            similar tax that may hereafter be
            imposed by the federal or any state or
            local government (the "Excise Tax"),
            the Corporation shall pay to the
            Executive, at the time of receipt of
            such payments or benefits, an
            additional amount (the "Gross-Up
            Payment") so that the net amount
            retained by the Executive, after
            deduction of any Excise Tax on the
            Total Payments (as hereinafter defined)
            and any federal, state and local income
            tax and Excise Tax upon the payment
            provided for by this clause, shall be
            equal to the Total Payments.

For purposes of determining whether any of such payments or benefits will be subject to the Excise Tax and the amount of such Excise Tax:

            (x)  Any other payments or benefits
            received or to be received by the
            Executive in connection with a Change
            of Control of the Corporation or the
            Executive's termination of employment
            (whether pursuant to the terms of this
            Agreement or any other plan, stock
            option, restricted stock, stock
            performance units, or any other
            benefits or arrangement or agreement
            with the Corporation, or any person
            whose actions result in a Change of
            Control of the Corporation, or any
            person affiliated with the Corporation
            or such person) (which together with
            the payments or benefits under Section
            5(a)I or Section 5(b) constitute the
            "Total Payments") shall be treated as
            "parachute payments" within the
            meaning of section 280G(b)(2) of the
            Code, and all "excess parachute
            payments" within the meaning of
            section 280G(b)(1) of the Code shall
            be treated as subject to the Excise
            Tax unless, in the opinion of tax
            counsel selected by the Corporation
            and reasonably acceptable to the
            Executive, such other payments or
            benefits (in whole or in part) do not
            constitute parachute payments, or such
            excess parachute payments (in whole or
            in part) represent reasonable
            compensation for services actually
            rendered within the meaning of section
            280G(b)(4) of the Code in excess of
            the base amount within the meaning of
            section 280G(b)(3) of the Code, or are
            otherwise not subject to the Excise
            Tax;

            (y)  The amount of the Total Payments
            which shall be treated as subject to
            the Excise Tax shall be equal to the
            lesser of (1) the total amount of the
            Total Payments, or (2) the amount of
            excess parachute payments within the
            meaning of section 280G(b)(1) (after
            applying subclause (x) above; and

            (z)  The value of any non-cash
            benefits or any deferred payment or
            benefit shall be determined by the
            Corporation's independent public
            accountants in accordance with the
            principles of sections 280G(d)(3) and
            (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Corporation at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

            (D)  until the earlier to occur of (i)
            the date three years following the
            Date of Termination,or (ii) the first
            day of the first month next following
            the Executive's 65th birthday (the
            period of time from the Date of
            Termination until the earlier of (i)
            or (ii) is hereinafter referred to as
            the "Unexpired Period," the
            Corporation shall continue to provide
            all benefits which the Executive
            and/or his spouse is or would have
            been entitled to receive under all
            present and post-retirement medical,
            dental, vision, disability, executive
            life, group life, accidental death and
            other programs of the Corporation,
            including additional benefit service
            under the applicable General Mills
            retirement plan equal to the
            "Unexpired Period," in each case on a
            basis providing the Executive or his
            spouse with benefits at least equal to
            those provided by the Corporation for
            the Executive under such plans and
            programs in effect at any time during
            the 90-day period immediately
            preceding the Effective Date of this
            Agreement, subject that if an
            Executive is terminated under the
            provisions of Section 5(a) or Section
            5(b), and at the Date of Termination
            the Executive would not qualify for
            post-retirement benefits under the
            plans and programs then in effect
            during such 90-day period for the
            reason that the Executive has not
            reached his 55th birthday, the
            Executive shall nevertheless be
            entitled to such benefits equal to the
            benefits such Executive would have
            received if the Executive was of the
            age of 55 at the Date of Termination;
            and (ii) the Executive and/or his
            spouse, as the case may be, shall
            receive supplemental periodic payments
            equal to retirement and savings plan
            benefits which would be payable under
            the applicable General Mills
            retirement plan but for limits imposed
            by ERISA, calculated as if the
            Executive (a) had been employed to the
            end of the Unexpired Period; (b) had
            retired at the age he would have
            attained at the end of the Unexpired
            Period; and (c) had earnings to the
            end of the Unexpired Period at a rate
            equal to the rate of Executive's total
            compensation for the calendar year
            prior to the effective date of this
            Agreement.

       (b) By the Corporation more than two years after the Effective Date. If the Corporation shall terminate the Executive's employment for any reason other than Cause at any date which is more than two years after the Effective Date, the Executive shall be entitled to receive the benefits specified under Clauses (A), (B), (C) and (D) of Section 5(a)(I) except that the words "three times" in Clause (B), "three years" and "thirty-six" in Clause (B) shall be substituted by "one times", "one year" and "twelve" respectively.

   6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive deferred compensation or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any employment, stock option, performance units or other agreements with the Corporation or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

   7. Full Settlement. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others or by any amounts received by Executive from others. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation or others of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof, in each case plus interest, compounded monthly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the "Prime Rate" as reported in the WALL STREET JOURNAL during the period of such nonpayment plus 5%.

   8.  Trustee.   The Corporation has established a
Supplemental Benefits Trust with Norwest Bank Minnesota, N.A. as Trustee to hold assets of the Corporation under certain circumstances as a reserve for the discharge of the Corporation's obligations under this Agreement and certain plans of deferred compensation of the Corporation. In the event of a Change of Control as defined in Section 2 hereof, the Corporation shall be obligated to immediately contribute such amounts to the Trust as may be necessary to fully fund all benefits payable under the Agreement. Executives shall have the right to demand and secure specific performance of this provision. All assets held in the Trust remain subject only to the claims of the Corporation's general creditors whose claims against the Corporation are not satisfied because of the Corporation's bankruptcy or insolvency (as those terms are defined in the Trust Agreement). The Executive does not have any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Executive and all rights created under the Trust, as under this Agreement, are unsecured contractual claims of the Executive against the Corporation.

   In the event the funding of the Trust described in the preceding paragraph does not occur, upon written demand by the Executive given at any time after a Change of Control occurs, the Corporation shall deposit in trust with an institutional trustee (the "Trustee") designated by the Executive in such demand amounts which may become payable to the Executive pursuant to Section 5(a) or Section 5(b) with irrevocable instructions to pay amounts to the Executive when due in accordance with the terms of this Agreement. All charges of the Trustee shall be paid by the Corporation. The Trustee shall be entitled to rely conclusively on the Executive's written statement as to the fact that payments are due under this Agreement and the amount of such payments. If the Trustee is not notified that payments are due under this Agreement within two years and 60 days after receipt of a deposit hereunder, all amounts deposited with the Trustees and earnings with respect thereto shall be delivered to the Corporation on demand.

   9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives, heirs and legatees.

       (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

   10. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Any dispute, disagreement or controversy shall be arbitrated in Minneapolis, Minnesota as provided for in Minnesota Statutes 572.08 et seq. under the rules, regulations and procedures of the American Arbitration Association.

       (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


               If to the Executive:
               <name and address>

               If to the Corporation:
               General Mills, Inc.
               Number One General Mills Boulevard
               Minneapolis, Minnesota 55426
               Attn:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

       (c) The invalidity or unenforceability of any provision of this Agreement shall be severable and not affect the validity or enforceability of any other provision of this Agreement.

       (d) The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

       (e) This Agreement contains the entire understanding with the Executive with respect to the subject matter hereof.

       (f) The employment of Executive by the Corporation may be terminated by either the Executive or the Corporation at any time and for any reason. Nothing contained in the Agreement shall affect such rights to terminate, provided, however, that nothing in this Section 10(f) shall prevent the Executive from receiving any amounts payable pursuant to Section 5(a) or
Section 5(b) of this Agreement in the event of a termination described in such Section 5(a) or 5(b).

   IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunder affixed and attested by its secretary or assistant secretary, all as of the day and year first above written.

                                   GENERAL MILLS, INC.

______________________________     By____________________________
        Executive

                                   Its___________________________


                                   ATTEST:


                                   ______________________________

                                   _______________ Secretary

                                   (Seal)